434 Fayetteville Street, Suite 600, Raleigh, NC  27601

FOR IMMEDIATE RELEASE

For Public Relations:
Felicia Ramsey
Summus, Inc. (USA)
(919) 807-5646
felicia.ramsey@summus.com

SUMMUS ANNOUNCES 2004 FISCAL YEAR END RESULTS

Revenues Increase 204% Over Comparable 2003 Fiscal Year as
Consumer Demand for Summus Wireless Applications Continues to Grow

RALEIGH, NC — (MARKET WIRE) — Mar 29, 2005 — Summus, Inc. (OTC BB:SMMU.OB - News), a leading developer of mobile media applications that optimize the consumer wireless experience, today announced financial results for its fiscal year ended December 31, 2004.

Financial Highlights

—	Total revenues for 2004 increased by 204% to $5,171,440 from $1,699,274 in 2003.
—	Total wireless application revenues for 2004 increased by 267% to $5,118,551 from $1,395,296 for 2003.
—	Total revenues for the quarter ended December 31, 2004, increased by 200% to $1,673,893 from total revenues of $557,216 for the quarter ended December 31, 2003.
—	Gross margins increased to 50% in 2004 from 37% in 2003.
—	Summus' net loss from operations for 2004, net of gains from non-cash settlements, narrowed to $2,883,312 from $5,333,656 for 2003.
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As of March 28, 2005, Summus has cash and receivables totaling approximately $4,390,000. Based on current plans and revenue growth, we believe that Summus will be cash flow positive in the second quarter of 2005.

Operations Overview

Gary E. Ban, Chief Executive Officer of Summus, stated: "For 2004, we are extremely pleased with the growth of our core wireless applications business across all of our targeted business areas. Our continued sequential quarterly revenue growth, increased domestic carrier distribution and the addition of numerous partnerships with key consumer brands have helped us establish a strong foundation, as we enter 2005, within each of our four business areas which include personalization, gaming, photo imaging and news/information. Our continued growth is based on our ability to secure marquee relationships with highly recognizable consumer brands, manage a growing monthly subscriber base, increase both domestic and international carrier distribution channels, and continue our 'industry first' targeted direct-to-consumer marketing programs. We are executing successfully on all of these objectives, and we expect a strong first quarter, as well as continued double-digit quarterly growth throughout 2005."

Summus' revenue growth in 2005 will be driven by:

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Mobile Personalization: Summus launched its flagship personalization product in March 2004 with Sports Illustrated® Swimsuit wallpaper, and has built the distribution to over 20 carrier partners supporting over 100 handsets worldwide. Sports Illustrated Swimsuit has generated over 2 million downloads since inception and continues to grow in worldwide distribution. Since the launch of Sports Illustrated Swimsuit, Summus has been able to leverage this success by launching four additional personalization products, including College & Greek Logos, Hooters Calendar, Grateful Dead Wallpaper and Video Screensavers, and Golf Digest. Summus continues to expand its portfolio of marquee personalization content to include wallpaper, video screensavers and ringtones. Given the success of this business area, along with the expanding carrier distribution and exclusive promotion of the content, Summus is looking forward to even greater revenue contributions from its current premium personalization products and a host of additional personalization products as it moves through 2005.

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Mobile Multiplayer Games: In May 2004, Summus launched the industry's first true multiplayer mobile phone game, Texas Hold'em by Phil Hellmuth, which has become the Company's most successful property and one of the top recurring revenue contributors. Today, the game is currently available on over 19 carriers supporting over 45 handsets across multiple operating environments. The game not only continues to see more carrier distribution, but its user community is expected to surpass the 100,000 user mark by early Q2-2005. And if current user and carrier adoption trends continue, Summus expects to enjoy well over 200,000 users by year-end. Additionally, in order to further grow the game's popularity, Summus will be releasing a "tournament-style" version which will match the user experience of widely popular online poker sites such as ultimatebet.com and PartyPoker.com.

Summus continues to expand its game portfolio, as evidenced by its most significant gaming agreement to date, its multi-game partnership with Mattel, the world's leading family products company. Summus' initiative with Mattel will produce a portfolio of games which embody the characteristics that youthful gaming consumers demand, thus adding a powerful new dimension to Summus' growing list of popular games. The Mattel portfolio of games is expected to launch in the latter half of 2005.

In an effort to expand its casino game category, Summus recently announced a partnership with poker legend, Howard Lederer, also known as "The Professor of Poker." The tournament-style Texas Hold'em game for the mobile phone will have a unique tutorial component to educate and improve poker skills, along with visually compelling graphics for a realistic poker experience. Summus expects the game to be released on carrier networks in the third quarter. The company sees the market for novice poker players equal to the poker aficionado market, and, as a result, seeks to tap this burgeoning community as well.

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Mobile Imaging: Over the last 12 months, Summus has worked with imaging expert Fuji Photo Film U.S.A., Inc. to develop and launch several applications for a suite of products that enable consumers to do more, and more easily, with the images they are taking with the increasingly popular camera phones. The first commercial product of the suite, Fujifilm Mobile Postcard, was launched with Cingular Wireless in November 2004 and continues to grow in downloads and usage every month. The Mobile Postcard application is now being made available to additional carriers and platforms. In addition, other photo applications developed in conjunction with Fujifilm are in testing queues for launch by several other carriers.

Summus recently announced a new relationship with AOL® to develop photo-related products slated for carrier release later this year. Summus has seen the rapid expansion of camera phones and is partnering with prominent brands to be a leader in the new mobile imaging ecosystem. Summus' growing list of strong branded partnerships and innovation provide a significant competitive advantage for a market still in its infancy. Summus, together with its partners, is in a strong position to lead the wave of photo-centric applications for next- generation mobile imaging phones.

Unlike more basic wireless applications, such as games and ringtones, the carriers view the photo applications business as much more strategic, which brings with it network complexity and a strong barrier to entry. With the development of the photo applications business, and ever-improving camera-phone picture-taking capabilities, such as 2 megapixel devices coming into the market later this year, Summus sees 2005 as a foundational year in this space and 2006 as a major breakout year for mass consumer adoption of photo-related applications.

Summus' growing list of strong branded partnerships and innovation provide a significant competitive advantage for a market still in its infancy. With Summus' initial partnerships with Fujifilm and AOL, and widely anticipated broad domestic carrier coverage, this business initiative is expected to start paying initial dividends as early as the third quarter of 2005.

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Mobile News and Information: Summus has recently launched a comprehensive news and financial mobile application with The Wall Street Journal. The Wall Street Journal Mobile is currently available on an expanding list of carriers for a monthly subscription. The application continues to grow in subscribers as well as distribution. Additionally, Summus' announcement with Golf Digest about a portfolio of golf-centric applications was significant in that it allowed the Company to form a partnership with the leading publisher of golf-specific content. We expect more mobile initiatives to result from this relationship.

Summus has already executed on plans to expand its presence in this business segment by leveraging its relationship with the Associated Press and other prominent branded partners, to provide subscription- based multimedia messaging services, or MMS, to carriers and capitalize on the growth of MMS-enabled phones. MMS-enabled handsets are the next evolutionary step in the expanding messaging marketplace. MMS functionality is available in every camera phone sold today and while photo messaging is an evolving market, carriers are looking for additional services to take advantage of the rich capabilities enabled via MMS.

Outlook

Mr. Ban continued: "Coming into 2004, Summus was substantially undercapitalized, possessed a very narrow portfolio of mobile products, faced extremely limited carrier distribution, and enjoyed only a few branded partnerships. Summus enters 2005 in a completely different position, which is the result of our focused efforts to solidify numerous anchor brands in each respective business area for multiple sustainable revenue growth paths. All of this is supported by the strongest capital position that Summus has ever enjoyed. Further, our distribution program has increased our carrier base from 22 to 41 carriers, and continued our expansion beyond North America. We will continue to advance our market penetration to further solidify each of our business areas as evidenced by our ability to secure new major brands, such as AOL, Golf Digest, Mattel, Howard Lederer and others, which will strengthen our growing revenue base. In order to better fortify our long-term growth plans as the wireless industry evolves, we are developing new mass market products and alternative consumer distribution mechanisms that will enable Summus to leverage and extend our branded applications and premium content to a broader consumer audience.

"As our recent product launches gain traction, and we continue to execute on delivering high-quality branded products, we project an even higher year-over-year growth rate throughout 2005 and beyond. Lastly, I would like to thank our loyal employees and investors for working so hard throughout the year to help put Summus on a profitable path."

About Summus

Summus is a developer of solutions that optimize the consumer wireless experience. We partner with leading content brands to develop compelling wireless applications for the mobile phone. Summus' highly successful applications are focused within the most popular growth areas of photo-messaging, games, entertainment and personalization. Summus currently offers 28 cell phone applications deployed through 41 wireless carriers in the U.S and abroad. Summus builds these applications with a low-stress navigation that is designed for a consistently superior user experience. For more information, see www.summus.com.

This press release contains forward-looking statements that involve risks and uncertainties concerning Summus' business, products, and financial results. Actual results may differ materially from the results predicted. More information about potential risk factors that could affect our business, products, and financial results is included in Summus' annual report on Form 10-K for the year ended December 31, 2004, and in reports subsequently filed by Summus with the Securities and Exchange Commission ("SEC"). All documents are available through the SEC's Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov or from Summus' web site at www.summus.com. Summus hereby disclaims any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances.

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